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                                                                     EXHIBIT 4.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


     PeopleSoft, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of PeopleSoft, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing and directing the officers and directors of the corporation to solicit the consent of stockholders of said corporation for consideration thereof. The resolution setting forth said amendment is as follows:

     RESOLVED: That the Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article III thereof so that, as amended said paragraph shall be and read as follows:

          "THIRD. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Seven Hundred Two Million (702,000,000) shares. Seven Hundred Million (700,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock, each with a par value of One Cent ($0.01)."

     SECOND: That thereafter, the necessary number of shares of this corporation's capital stock as required by Section 216 of the General Corporation Law of Delaware voted in favor of such amendment at the corporation's Annual Meeting of Stockholders.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, PeopleSoft, Inc. has caused this certificate to be signed by Ronald E.F. Codd, its Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary, this 25th day of June, 1998.


                                            /s/ Ronald E.F. Codd
                                            -----------------------------------
                                            Ronald E.F. Codd
                                            Senior Vice President of Finance
                                            and Administration, Chief Financial
                                            Officer and Secretary